Collins & Aikman Announces Second Quarter EPS of 13 Cents


PR Newswire -- August 15, 2003


                       Reduces Net Debt by $54 Million

                Sets Restructuring Actions to Improve Results

                      Announces Audit Committee Inquiry



      TROY, Mich., Aug. 15 /PRNewswire-FirstCall/ -- Collins & Aikman Corporation (C&A) (NYSE: CKC) today reported second quarter and year-to-date results for the six months ended June 30, 2003. For the second quarter 2003, the company reported earnings per share of 13 cents from continuing operations versus a loss of 46 cents for the same period of 2002. The company reported second quarter 2003 sales of $1.034 billion and operating income of $43.5 million, which includes restructuring and asset impairment charges of $5.7 million. On a comparable basis for the second quarter 2002, Collins & Aikman reported sales of $1.085 billion and operating income of $81.5 million. The company's independent auditors have not completed their review of these second quarter financial results, as discussed below.

      Commenting on the company's improved second quarter results, David Stockman, C&A Chairman and recently appointed CEO, stated, "Despite difficult market conditions which caused vehicle builds to decline considerably versus last year, our employees pulled together and delivered on most facets of the operations including program launches, cost containment and performance improvement. But I think we can still do better. The EBITDA margin achieved in the second quarter is far from satisfactory considering our net capital employed and extensive vertical integration."

      For the six months ended June 30, 2003, the company reported sales of $2.069 billion, operating income of $63.3 million and a net loss of $15.5 million or 19 cents per share. The 2003 results included $18.9 million in charges for the impairment of long-lived assets and $4.9 million of restructuring charges. These results compared to sales of $2.0 billion, operating income of $135.9 million and a net loss available to common shareholders of $41.5 million (or 60 cents per share). The 2002 year-to-date results include $9.1 million of restructuring charges, income from discontinued operations of $9.5 million (or 14 cents), a charge of $11.7 million (or 17 cents) related to the cumulative effect of a change in accounting principle associated with the adoption of SFAS #142 dealing with goodwill and other intangibles and the previously mentioned stockholders' equity charge of $36.3 million (or 53 cents per share).

      C&A's net debt, including outstandings under an off-balance sheet accounts receivable facility decreased by $54 million during the second quarter 2003.
The company had $40.1 million of cash on hand on June 30, 2003. "We are also pleased that we successfully delivered on our commitment to reduce net debt during the quarter," Stockman added.

      The second quarter 2003 restructuring charge of $4.9 million included costs associated with outsourcing the company's logistics operations, elimination of the former Charlotte shared services operation and eliminating certain personnel at other locations. The second quarter impairment charge of $.8 million was related to fixed assets that were idled as a result of exiting non-strategic business in the U.K.

      Second Quarter 2003 Business Wins

      During the second quarter 2003, Collins & Aikman continued to achieve solid marketing progress by adding $100 million of newly booked business, bringing the year-to-date total to $500 million in annualized revenues beginning in model year 2005. The $100 million in new business primarily relates to the industry leading Automotive Fabric Group and will ultimately end up on several Toyota, Ford and DaimlerChrysler vehicles.

      The company had five facilities named as finalists in Industry Week's 2003 best plants competition. Additionally the company received the "Quest for Excellence" supplier's award issued by Automotive Industries magazine based on ratings by customers.

      Organizational and Restructuring Actions

      Stockman also announced what he called an "aggressive program" of organizational changes which he characterized as "greatly strengthening, focusing and streamlining the top management team."

      The key changes are as follows:

      *  Eric White has been named President, U.S. and Mexico Plastics;

      * Michael Torakis, who recently joined C&A after having run a $1.6 billion plastics and bumper business in Europe, has been named President, International Plastics, which includes Canada, Europe and Brazil; and

      * Millard King has been named President, Global Soft Trim, comprised of the company's worldwide Carpet and Acoustics, Fabrics and Dura convertible-tops operations.

      These three individuals, along with Stockman, J. Michael Stepp, Vice Chairman and CFO and Michael A. Mitchell, President of Global Commercial Operations, will comprise a newly formed Presidents' Council to further the goals of continuously improving operating results and maximizing shareholder value.

      The company also announced restructuring actions to rightsize its support operations and bring them more in line with current operations. Stockman states, "Consistent with our corporate commitment to lean operations, we are eliminating approximately 14% of our salaried workforce over the next several quarters. This is a significant step toward improving our cost structure, and we can do this without compromising on our abilities to execute on the substantial growth in revenues over the next several years." These rightsizing actions are expected to result in cash restructuring charges of approximately $20 million over the next three quarters and in conjunction with some other smaller restructuring activities at the operating level are expected to reduce the fixed-cost structure by $60 million per year.

      EBITDA Discussion

      EBITDA was $77.7 million for the second quarter of 2003 as compared to $109.7 million for the second quarter of 2002. The second quarter 2003 EBITDA includes charges of $4.9 million for restructuring and $.8 million for the impairment of long-lived assets; there were no comparable charges for the second quarter 2002 EBITDA. A reconciliation of our EBITDA, a non-GAAP financial measure, to U.S. GAAP operating income, our most comparable GAAP figure, is set out in the attached EBITDA reconciliation schedule. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

      Absence of Independent Auditor Review; Audit Committee Inquiry

      Recently, the company was advised of assertions concerning certain related party transactions and other matters described below. The company's Audit Committee was promptly advised of these assertions and determined to thoroughly investigate them. The Audit Committee has retained an independent counsel for that purpose, and the Audit Committee inquiry is underway. The company has been advised by its independent auditors, KPMG, LLP, that they will be unable to complete their SAS 100 review of the second quarter results to be included in the company's quarterly filing on Form 10-Q prior to completion of the Audit Committee's independent inquiry. The company intends to file a report on Form 10-Q with its second quarter results, although such review is required and its Chief Executive Officer and Chief Financial Officer will certify the report in accordance with the requirements of Sarbanes-Oxley.

      The assertions were made by two former executives of the company. Based on the initial work of the Audit Committee, the company believes that the principal assertions relate to (1) a concern with certain terms of previously disclosed transactions between the company and affiliates of Elkin McCallum, a director of the company, and a related potential accounting implication for one of these transactions and (2) non-accounting related issues concerning the original acquisition of Becker Group by the company from certain persons, including Charles E. Becker, presently a director of the company. In addition, based on the former employees' communications, the Audit Committee is expected to review the management environment, including that of the finance staff.


      While senior management of the company believes all of the assertions to be without merit, the company cannot predict the outcome of the Audit Committee's inquiry and whether or not it will impact our financial results. In addition, the company cannot assure that additional assertions will not be made in the future and that the scope of the inquiry will not expand.

      2003 Outlook


      We estimate net sales for the year will be $3.9 billion to $4.0 billion and we expect operating income to be in the $135 million to $145 million range for 2003. EBITDA is expected to be in the $265 million to $280 million range. In light of our second quarter earnings we now anticipate the full year 2003 will result in a loss per common share of $0.40 to $0.50 range. These estimates are after all impairment and restructuring charges. Capital spending is expected to be in the $135 million to $145 million range for 2003.

      The company will hold a briefing with automotive institutional investors, security analysts, news media representatives and other interested parties, including its security holders, at 8:30 a.m. EDT tomorrow, August 15, 2003, to discuss its second quarter results and other matters. To participate by phone, please dial (877) 780-2276 or (973) 582-2757 (from international locations). The briefing will also be audio webcast, on our website at: www.collinsaikman.com/investor/confcalls.html . A slide presentation will also be used in conjunction with this teleconference and will be available on the company's website. Copies are also available by contacting the company's investor relations department at (248) 824-1531.

      Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. The company's operations span the globe through 15 countries, more than 100 facilities and over 25,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com .

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the company is a supplier, changes in the popularity of particular car models, labor disputes involving the company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the company and its subsidiaries, limitations imposed by the company's debt facilities, implementation of the reorganization plan, the outcome of the pending audit committee inquiry, charges made in connection with the integration of operations acquired by the company, the risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the company's Securities and Exchange Commission filings.

                         COLLINS & AIKMAN CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                               Three months ended         Six months ended
                                                     June 30,                 June 30,
                                              ---------------------     ---------------------
                                                2003         2002         2003         2002
                                              --------     --------     --------     --------
                                                     (In millions, except per share data)
Net sales                                     $1,033.5     $1,085.3     $2,068.6     $2,000.1

Cost of goods sold                               908.8        926.8      1,834.5      1,710.5
Gross profit                                     124.7        158.5        234.1        289.6

Selling, general and administrative
  expenses                                        75.5         77.0        147.0        144.6
Restructuring charges                              4.9           --          4.9          9.1
Impairment of long-lived assets                    0.8           --         18.9           --
Operating income                                  43.5         81.5         63.3        135.9

Net interest expense                             (37.5)       (38.3)       (73.5)       (75.6)
Loss on sale of receivables                       (1.3)        (1.1)        (2.7)        (2.2)
Subsidiary preferred stock dividend           s   (6.7)        (8.8)       (13.2)       (18.1)
Subsidiary preferred stock accretio           n   (2.3)        (2.0)        (4.4)        (3.9)
Other income (expense), net                       22.8         (6.8)        23.7        (11.4)

Income (loss) from continuing
 operations before income taxes                   18.5         24.5         (6.8)        24.7

Income tax expense                                (7.8)       (20.8)        (8.7)       (27.7)

Income (loss) from
 continuing operations                            10.7          3.7        (15.5)        (3.0)

Income from discontinued operations                 --          9.5           --          9.5
Cumulative effect of change
 in accounting principle                            --           --           --        (11.7)

Net income (loss)                             $   10.7     $   13.2     $  (15.5)    $   (5.2)
Loss on redemption of subsidiary
  preferred stock                                   --        (36.3)          --        (36.3)
Net income (loss) available
 to common shareholders                       $   10.7     $  (23.1)    $  (15.5)    $  (41.5)

Net income (loss) per basic
 and diluted common share data:

   Continuing operations                      $    0.13    $   (0.46)   $   (0.19)   $   (0.57)
   Discontinued operations                           --         0.13           --         0.14
   Change in acct. principle                         --           --           --        (0.17)
   Total                                      $    0.13    $   (0.33)   $   (0.19)   $   (0.60)

Basic and diluted shares outstanding               83.6         70.4         83.6         68.8


                               COLLINS & AIKMAN
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               June 30,  December 31,
                                                                 2003        2002
                                                               --------  ------------
                                                             (Unaudited)
                                                                   (In millions)
     ASSETS

Current assets:
    Cash and equivalents                                       $   40.1    $   81.3
    Accounts and other receivables, net                           406.5       373.0
    Inventories                                                   172.0       171.6
    Other                                                         180.5       177.4
Total current assets                                              799.1       803.3

Property, plant and equipment, net                                784.1       737.8
Deferred tax assets                                               160.3       165.0
Goodwill and other intangible assets, net                       1,393.1     1,350.8
Other assets                                                      105.6       100.2
Total assets                                                   $3,242.2    $3,157.1


     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Short-term borrowings                                      $    5.8    $   10.5
    Current maturities of long-term debt                           25.7        23.5
    Accounts payable                                              650.9       580.5
    Accrued expenses                                              279.9       314.9
Total current liabilities                                         962.3       929.4

Long-term debt and lease obligations                            1,259.9     1,255.2
Other, including pensions and post-retirement obligations         430.4       438.4
Minority interest                                                   6.6        12.7
Mandatorily redeemable preferred stock of subsidiary              141.5       123.9

Stockholders' equity                                              441.5       397.5
Total liabilities and stockholders' equity                     $3,242.2    $3,157.1


                           COLLINS & AIKMAN
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (unaudited)

                                                      Three months ended      Six months ended
                                                            June 30,              June 30,
                                                      ------------------     ------------------
                                                       2003       2002        2003       2002
                                                      ------     -------     ------     -------
                                                                    (In millions)

Operating activities

     Net income (loss)                                $ 10.7     $  13.2     $(15.5)    $  (5.2)
     Depreciation and
      amortization                                      34.2        28.2       67.6        58.7
     Changes in working capital                        (29.2)        1.6      (31.3)       37.1
     Other                                              17.4        (5.6)      41.6        21.0

Net cash flow provided by operating activities          33.1        37.4       62.4       111.6

Investing activities
     Capital expenditures                              (39.7)      (38.3)     (75.1)      (65.8)
     Sales of property, plant and equipment              0.2         0.1        3.3         0.2
     Acquisitions and investments
      in joint venture, net of cash acquired            (0.1)       (2.6)     (33.1)       (2.6)
     Payments of acquisitions and related costs           --       (16.5)        --       (39.1)

Financing activities
     Net increase (decrease) in debt                    14.3       (12.4)       1.3       (18.4)
     Repayment of preferred stock                         --      (100.0)        --      (100.0)
     Net proceeds  from issuance of common stock          --       153.1         --       153.1

Increase in cash and equivalents                         7.8        20.8      (41.2)       39.0

Cash and equivalents at beginning of period             32.3        92.1       81.3        73.9

Cash and equivalents at end of period                 $ 40.1     $ 112.9     $ 40.1     $ 112.9


                           COLLINS & AIKMAN
          SUPPLEMENTAL DATA - EBITDA RECONCILIATION SCHEDULE
                             (unaudited)


                                Three months ended     Six months ended
                                      June 30,              June 30,
                                 ----------------     ------------------
                                 2003       2002       2003        2002
                                 -----     ------     ------      ------
                                              (In millions)


Operating income                 $43.5      $81.5      $63.3      $135.9
Depreciation and amortization     34.2       28.2       67.6        58.7

EBITDA                           $77.7     $109.7     $130.9      $194.6
                                 -----     ------     ------      ------

      This supplemental data presented above is a reconciliation of a certain financial measure which is intended to facilitate analysis of Collins & Aikman Corporation's business and operating performance.

      EBITDA is defined as operating income plus depreciation and amortization. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.



SOURCE  Collins & Aikman Corporation
    -0-                             08/15/2003
    /CONTACT: J. Michael Stepp, Vice Chairman & CFO, +1-248-824-1520, mike.stepp@colaik.com , or Robert A. Krause, Vice President & Treasurer, Head of Investor Relations, +1-248-733-4355, robert.krause@colaik.com , both of Collins & Aikman Corporation/
    /Web site:  http://www.collinsaikman.com
                http://www.collinsaikman.com/investor/confcalls.html /
    (CKC)

CO:  Collins & Aikman Corporation
ST:  Michigan
IN:  AUT
SU:  ERN ERP CCA